Exhibit 99.1

NEWMARKET CORPORATION REPORTS FOURTH QUARTER AND YEAR 2004 RESULTS

Richmond, VA, February 3, 2005 – NewMarket Corporation (NYSE:NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report for the fourth quarter and year 2004 and update of the company’s operations.

Net income for the fourth quarter of this year was $2.9 million or $.17 per share which was lower than fourth quarter 2003 net income of $4.7 million or $.28 per share. The lower fourth quarter 2004 results include lower profits for each of our business segments. For the year 2004, earnings from continuing operations, excluding nonrecurring items, amounted to $24.7 million or $1.45 per share, an improvement over earnings on the same basis last year which were $20.7 million or $1.23 per share.

Earnings for this year and last year included significant nonrecurring items. Including these items, net income for 2004 amounted to $33.1 million or $1.95 per share, while net income for 2003 amounted to $37.1 million or $2.21 per share. The nonrecurring item in 2004 was the third quarter benefit of $8.4 million or $.50 per share from an environmental insurance settlement. The nonrecurring items in 2003, which occurred in the first quarter, were the gain on the sale of our phenolic antioxidant business of $14.8 million or $.88 per share and a $1.6 million gain or $.10 per share upon adoption of Statement of Financial Accounting Standard No. 143. A reconciliation of earnings from continuing operations excluding nonrecurring items to net income under generally accepted accounting principles is included at the end of the earnings release for further clarification.

Petroleum additives sales increased $27.0 million or 13 percent for the fourth quarter and $137.8 million or 18 percent for the year compared to the same periods last year. Despite these significant improvements in sales, petroleum additives operating profit declined for both the fourth quarter and year. Operating profit for the fourth quarter this year was $4.7 million while operating profit for last year’s fourth quarter was $9 million. For the year 2004 operating profit was $43.5 million compared to $48.6 million in 2003. High raw material cost reduced our margins more than offsetting the benefit of price increases. Our research and development and testing costs were also higher for the fourth quarter and year 2004 compared to the same periods last year as we have continued to invest to support our customers and improve our long-term market position.

Segment operating profit for tetraethyl lead (TEL) in the fourth quarter of this year was lower than fourth quarter 2003, primarily due to lower shipments. Operating profit for the year 2004 improved to $24.5 million compared with $20.9 million in 2003. The improvement reflects the benefits of higher pricing and certain cost improvements partially offset by lower shipments. The segment results in TEL continue to be characterized by significant swings in shipping volume and profits from quarter to quarter.

We reduced debt by $3.2 million in the fourth quarter, which brings our yearly reduction to $24.4 million. This reduction was less than expected for our company due to the need to increase working capital to support business growth and to build inventory to manage a change in supply of a key product we purchase.

The year 2004 was a year of many achievements and challenges. The achievements include the formation of the new holding company, NewMarket Corporation, which began trading on the New York Stock Exchange on June 21, 2004, under the trading symbol “NEU”. We also restructured our term and bank loans during the year with conditions we believe are more consistent with our improved financial condition. Standard and Poors Rating Services raised our credit rating during fourth quarter 2004 reflecting the progress we have made. The employees of Afton Chemical Corporation achieved significant improvements in our petroleum additives business despite the challenge to recover the run up in raw material costs in Petroleum Additives and the attendant reduction of margins and profits. Our TEL operations had another good year with earnings surpassing the prior year for the second year in a row. The employees of Ethyl Corporation have successfully managed the contribution from the declining TEL product line.

We enter 2005 with many challenges facing our business – the high cost of raw materials, our ability to recover those costs in our market place, the ever increasing demand for performance from our customers resulting in high R&D expenditures and the volume decline for TEL around the world. As we look forward, we expect Petroleum Additives to have higher profits in 2005 than in 2004 and we expect TEL results to be lower. We look to the dedicated employees of NewMarket and its subsidiaries to continue to find ways to increase value to our customers and shareholders. We recognize with pride their continuing dedication and achievements.

Sincerely,

Thomas E. Gottwald

This press release contains a brief summary of the fourth quarter and year 2004 results. Please see our Annual Report on Form 10-K filing for a more thorough discussion of our business results.

Both year 2004 and 2003 include significant nonrecurring items as noted in the table below. The following summary of earnings totaling net income under generally accepted accounting principles is included below as part of the earnings release.

Summary of earnings for the Fourth Quarter and Year:

	Fourth Quarter Ended December 31		Year Ended December 31
	2004	2003	2004	2003
Net income:
Earnings excluding discontinued operations and nonrecurring items:	$2.9	$4.7	$24.7	$20.7
2004 benefit from insurance settlement	—	—	8.4	—
2003 gain on sale of phenolic antioxidant business	—	—	—	14.8
2003 gain upon adoption of SFAS No. 143	—	—	—	1.6

Net income	$2.9	$4.7	$33.1	$37.1

Basic Earnings Per Share:
Earnings excluding discontinued operations and nonrecurring items:	$0.17	$0.28	$1.45	$1.23
2004 benefit from insurance settlement	—	—	0.50	—
2003 gain on sale of phenolic antioxidant business	—	—	—	0.88
2003 gain upon adoption of SFAS No. 143	—	—	—	0.10

Net income	$0.17	$0.28	$1.95	$2.21

As a reminder, a conference call and Internet web cast is scheduled for 11:00 A.M. EST on February 4, 2005 to review year 2004 financial results. You can access the conference call live by dialing 877-407-8031 (domestic) or 201-689-8031 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.vcall.com. A teleconference replay of the call will be available until February 9, 2005 by dialing 877-660-6853 (domestic) and 201-612-7415 (international). The account number is 1628. The conference ID number is 136103. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: timing of sales orders; gain or loss of significant customers; competition from other manufacturers; resolution of environmental liabilities; changes in the demand for our products; significant changes in new product introduction; increases in product cost; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; the impact of consolidation of the petroleum additives industry; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” of our 2003 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

To the extent that this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. For management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning NewMarket’s financial condition and results of operations, see the Form 8-K furnished to the Securities and Exchange Commission on February 3, 2005.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax:    804.788.5688

Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Fourth Quarter		Twelve Months
	2004	2003	2004	2003
Net sales:
Petroleum additives	$229.1	$202.1	$884.6	$746.8
Tetraethyl lead	2.1	3.1	9.5	9.5

Total	$231.2	$205.2	$894.1	$756.3

Segment operating profit:
Petroleum additives before nonrecurring items	$4.7	$9.0	$43.5	$48.6
Nonrecurring items (a)	—	—	0.8	0.1

Total petroleum additives	4.7	9.0	44.3	48.7
Tetraethyl lead before nonrecurring items	4.3	6.5	24.5	20.9
Nonrecurring items (a)	—	—	12.5	2.4

Total tetraethyl lead	4.3	6.5	37.0	23.3
Other	0.9	—	1.7	—
Segment operating profit	9.9	15.5	83.0	72.0
Deduct nonrecurring item to reconcile Segment Reporting to Consolidated Statements of Income (b)	—	—	—	(2.5)
Corporate unallocated expense	(3.3)	(3.0)	(12.6)	(9.2)
Interest expense	(4.3)	(4.8)	(18.3)	(21.2)
Other expense, net	(2.1)	(1.9)	(7.5)	(9.8)

Income from continuing operations before income taxes	$0.2	$5.8	$44.6	$29.3

Net income:
Earnings excluding discontinued operations and nonrecurring items	$2.9	$4.7	$24.7	$20.7
Discontinued operations (c)	—	—	—	14.8
Nonrecurring items (a)	—	—	8.4	1.6

Net income	$2.9	$4.7	$33.1	$37.1

Basic earnings per share:
Earnings excluding discontinued operations and nonrecurring items	$0.17	$0.28	$1.45	$1.23
Discontinued operations (c)	—	—	—	0.88
Nonrecurring items (a)	—	—	0.50	0.10

Net income	$0.17	$0.28	$1.95	$2.21

Diluted earnings per share:
Earnings excluding discontinued operations and nonrecurring items	$0.17	$0.28	$1.43	$1.22
Discontinued operations (c)	—	—	—	0.88
Nonrecurring items (a)	—	—	0.49	0.09

Net income	$0.17	$0.28	$1.92	$2.19

Notes to Segment Results and Other Financial Information

Prior periods have been reclassified to conform to the current presentation. The reclassifications consist of an allocation of certain costs in alignment with the transition during 2004 to a holding company structure. There was no impact on net income in any period.

(a)	The 2004 nonrecurring item after income taxes amounts to $8.4 million and represents the gain on an insurance settlement. The 2003 nonrecurring item after income taxes amounts to $1.6 million and results from the 2003 gain on the implementation of Statement of Financial Accounting Standard (SFAS) No. 143. These nonrecurring items are included in segment operating profit.
(b)	For segment reporting, the 2003 gain on the implementation of SFAS No. 143 is shown in operating profit as a nonrecurring item. In the Consolidated Statements of Income, this item is shown as a cumulative effect of accounting change.
(c)	Discontinued operations reflect the gain ($23.2 million before tax) on the disposal of the phenolic antioxidant business, which was sold in January 2003.

Attachment 1 of 2

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
Net sales	$231,161	$205,206	$894,109	$756,341
Cost of goods sold	191,883	164,609	715,809	590,430

Gross profit	39,278	40,597	178,300	165,911
Operating profit from TEL marketing agreements services	6,287	8,959	33,226	29,603
Selling, general, and administrative expenses	24,698	25,417	96,855	88,090
Research, development, and testing expenses	16,405	14,678	65,356	57,865
Special item income (a)	—	—	13,245	—

Operating profit	4,462	9,461	62,560	49,559
Interest and financing expenses	4,312	4,719	18,254	21,128
Other income, net	83	1,016	324	911

Income from continuing operations before income taxes	233	5,758	44,630	29,342
Income tax (benefit) expense	(2,679)	1,039	11,572	8,718

Income from continuing operations	2,912	4,719	33,058	20,624
Discontinued operations (b) Gain on disposal of business (net of tax)	—	—	—	14,805

Income before cumulative effect of accounting change	2,912	4,719	33,058	35,429
Cumulative effect of accounting change (net of tax) (c)	—	—	—	1,624

Net income	$2,912	$4,719	$33,058	$37,053

Basic earnings per share:
Earnings from continuing operations	$0.17	$0.28	$1.95	$1.23
Discontinued operations (net of tax) (b)	—	—	—	0.88
Cumulative effect of accounting change (net of tax) (c)	—	—	—	0.10

	$0.17	$0.28	$1.95	$2.21

Diluted earnings per share:
Earnings from continuing operations	$0.17	$0.28	$1.92	$1.22
Discontinued operations (net of tax) (b)	—	—	—	0.88
Cumulative effect of accounting change (net of tax) (c)	—	—	—	0.09

	$0.17	$0.28	$1.92	$2.19

Shares used to compute basic earnings per share	16,976	16,768	16,916	16,733

Shares used to compute diluted earnings per share	17,318	17,082	17,199	16,940

Notes to Consolidated Statements of Income

Prior periods have been reclassified to conform to the current presentation. The reclassifications consist of an allocation of certain costs in alignment with the transition during 2004 to a holding company structure. There was no impact on net income in any period.

(a)	The special item income in 2004 represents the gain on a settlement with an insurance company.
(b)	Discontinued operations reflect the phenolic antioxidant business, which was sold in January 2003. The gain on the disposal of this business was $23.2 million ($14.8 million after tax or $.88 per share).
(c)	The cumulative effect of accounting change for twelve months 2003 reflects the gain of $2.5 million ($1.6 million after tax or $.10 per share) recognized upon the adoption of Statement of Financial Accounting Standard (SFAS) No. 143 on January 1, 2003.

Attachment 2 of 2